UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

Federal Signal Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-693	36-1063330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois   60523

(Address of principal executive offices)   (Zip Code)

(630) 954-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Execution of a material definitive agreement
SIGNATURES

Item 1.01 Execution of a material definitive agreement

At their meeting on April 26, 2005, the Board of Directors of Federal Signal Corporation (the “Company”) increased the annual retainer of the Chairman of the Board of the Company from $59,000 to $70,000. The increase was effective on the date of the Annual Meeting, April 27, 2005. The Chairman will also receive an additional $10,000 of equity compensation, which amount shall be split equally between stock awards and stock options. The stock awards and stock options will have a three year pro-rata vesting schedule. The stock award portion of the equity award shall be calculated based on a closing price of $16.26. The date of the award in each year will be the date of the Company’s Annual Meeting of Stockholders . The stock option portion of the equity award, which will also be made as of the date of the Annual Meeting, will be comprised of a stock option grant for the number of shares of Common Stock having a value of approximately $5,000, based on a Black — Scholes calculated value, which option shall have an exercise price equal to the closing market price of the Common Stock on the date of the Annual Meeting.

The Chairman’s $2000 meeting fee for each Board meeting attended, and a per diem fee of $2,500 (up to a maximum of $150,000 per year) will remain unchanged. The Chairman will continue to receive any retainers for committee memberships.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Dated: May 2, 2005	By:	/s/ Robert D. Welding
Robert D. Welding
President and Chief Executive Officer